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                                                                       EXHIBIT 5

                               September 21, 1998



Group Maintenance America Corp.
Eight Greenway Plaza, Suite 1500
Houston, Texas 77046

Ladies and Gentlemen:

We have acted as counsel to Group Maintenance America Corp., a Texas corporation (the "Company"), in connection with the preparation of its Registration Statement on Form S-4 (the "Registration Statement") filed by the Company under the Securities Act of 1933, as amended (the "Securities Act"). The Registration Statement relates to the offering and sale by the Company of up to 7,000,000 shares of its common stock, par value $.001 per share (the "Common Stock"), which the Company will issue and sell from time to time in connection with business combinations.

We have examined originals or copies of: (i) the Articles of Incorporation of the Company, as amended, (ii) the Bylaws of the Company, as amended; (iii) certain resolutions of the Board of Directors of the Company; and (iv) such other documents and records as we have deemed necessary and relevant for the purposes hereof. We have relied upon certificates of public officials and officers of the Company as to certain matters of fact relating to this opinion and have made such investigations of law as we have deemed necessary and relevant as a basis hereof. We have not independently verified any factual matter relating to this opinion. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates and records submitted to us as copies, and the conformity to original documents, certificates and records of all documents, certificates and records submitted to us as copies. We have also assumed that (i) the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective; (ii) all Common Stock will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and any appropriate prospectus supplement.
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Group Maintenance America Corp.
September 21, 1998
Page 2

Based upon the foregoing, and subject to the limitations and assumptions set forth herein, and having due regard for such legal considerations as we deem relevant, we are of the opinion that:

     1. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Texas.

     2. The Common Stock is duly authorized, and when issued and delivered by the Company against payment therefor as described in the Registration Statement pursuant to Board authorization of the transactions contemplated by such Registration Statement, such shares will be duly and validly issued, fully paid and nonassessable.

The foregoing opinion is based on and is limited to the laws of the State of Texas that pertain specifically to for-profit corporations, and we render no opinion with respect to any other law.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 5 of the Registration Statement. By giving such consent, we do not admit that we are included within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations issued thereunder.

                              Very truly yours,



                              Bracewell & Patterson, L.L.P.